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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                  (Unaudited)
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                                                       FOR THE YEAR ENDED
                                                       ------------------
                                              FEBRUARY      FEBRUARY     FEBRUARY
                                              28, 1997      29, 1996     28, 1995

PRIMARY EARNINGS:
-----------------
NET INCOME                                    $ 7,073,560  $ 9,396,301   $4,421,823
                                              ===========  ===========   ==========
WEIGHTED AVERAGE SHARES:

  Common shares outstanding                     8,732,299    7,903,839    7,728,549

  Common share equivalents                        357,473      332,410      119,128
                                              -----------  -----------   ----------
  Weighted average number of
   common shares and common share
   equivalents outstanding                      9,089,772    8,236,249    7,847,677
                                              ===========  ===========   ==========

PRIMARY EARNINGS PER
 COMMON SHARE:

  Net Income                                         $.78        $1.14   $      .56
                                              ===========  ===========   ==========

FULLY DILUTED EARNINGS:
-----------------------

  Net Income                                  $ 7,073,560  $ 9,396,301   $4,421,823

  Net (after tax) interest expense
   related to convertible debt                    359,289      661,826      365,062
                                              -----------  -----------   ----------

NET INCOME AS ADJUSTED                        $ 7,432,849  $10,058,127   $4,786,885
                                              ===========  ===========   ==========

SHARES:

  Weighted average number of
   common shares and common
   share equivalents outstanding                9,089,772    8,236,249    7,847,677

  Additional options
    not included above                            944,754      660,562      598,287

  Assuming Conversion
    of convertible debt                           784,333    1,513,888      833,333
                                              -----------  -----------   ----------

  Weighted average number of common
    shares outstanding as adjusted             10,818,859   10,410,699    9,279,297
                                              ===========  ===========   ==========

FULLY DILUTED EARNINGS
PER COMMON SHARE                                     $.69         $.97   $      .52
                                              ===========  ===========   ==========
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